SEARCHLIGHT MINERALS CORP. CLOSES ON

$4 MILLION CAPITAL RAISE

LUXOR CAPITAL PARTNERS LP AND COMPANY’S CEO ARE LARGEST INVESTORS IN SECURED CONVERTIBLE NOTE FINANCING

HENDERSON, Nevada (September 23, 2013) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today announced that it has closed on a $4 million capital raise by the sale of five-year Senior Secured Convertible Notes (“the Notes”) to a number of accredited investors.

The Notes, which were issued on September 18, 2013, will pay interest to investors semi-annually at a rate of 7% per annum and are convertible at each holder’s option into the Company’s common stock at a price of $0.40 per share. The Note holders have the right to purchase pro rata up to $600,000 of additional separate notes on or before September 18, 2014, on the same terms and conditions as the original Notes. The Note holders also may elect to have their Notes redeemed by the Company at par beginning September 18, 2015. The Notes are secured by a lien on all of the assets of the Company and its two subsidiaries.

The lead investors in the capital raise were affiliates of Luxor Capital Group LLC (“Luxor”), the Company’s largest shareholder, and Martin Oring, the CEO of the Company. Members of Mr. Oring’s family also participated as investors in the capital raise. Luxor purchased $2.6 million of the Notes, which increased its beneficial ownership in the Company from approximately 17% to 21%.

“We are pleased that Luxor, our largest outside investor, has elected to increase its ownership position in the Company by participating as the lead investor in this capital raise,” stated Martin Oring, Chief Executive Officer of Searchlight. “The new capital will be used to validate the technical and commercial feasibility of the autoclave process in extracting gold and other precious and base metals from the Clarkdale Slag Project. We are currently working with the pregnant leach solution generated by our large pilot autoclave tests to pursue the recovery of gold as metal-in-hand. Once we are consistently able to achieve this objective, we intend to commission a bankable feasibility study that can demonstrate the economic viability of the Clarkdale Slag Project.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock trades on the OTCBB under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Company’s mineral projects, including, without limitation, the resolution of certain issues relating to the operation of production modules, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues with the mineral projects that may affect production modules and primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com